Exhibit 5.1

May 2, 2017

TrueCar, Inc.

120 Broadway, Suite 200

Santa Monica, CA 90401

Re:                             Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to TrueCar, Inc. (the “Company”), in connection with the Registration Statement on Form S-3 (Registration No. 333-215614), as amended (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, on January 19, 2017.  The Registration Statement relates to, among other things, the proposed issuance and sale, from time to time, by the Company of shares of the Company’s common stock, $0.0001 par value per share (the “Common Stock”), in an indeterminate amount as may at various times be issued at indeterminate prices, in reliance on Rule 456(b) and Rule 457(r) under the Act. The Common Stock is to be sold from time to time as set forth in the Registration Statement, the prospectus contained therein, and the supplements to the prospectus.  The Registration Statement also relates to the proposed sale by the selling stockholders to be identified in the applicable prospectus supplement, from time to time, pursuant to Rule 415 under the Act, as set forth in the Registration Statement, the prospectus contained therein and the supplements to the prospectus, of shares of Common Stock (the “Selling Stockholder Common Stock” and together with the Company Common Stock, the “Securities”).

Pursuant to the Registration Statement, the Company has issued and sold 1,150,000 shares of Common Stock (the “Company Shares”), and  certain selling stockholders (the “Selling Stockholders”) have sold 9,200,000 shares of Common Stock (the “Selling Stockholder Shares” and, together with the Company Shares, the “Shares”), all of which will be sold pursuant to that certain Underwriting Agreement, dated April 26, 2017 (the “Underwriting Agreement”), by and among the Company, the Selling Stockholders and Goldman, Sachs & Co. LLC and J.P. Morgan Securities LLC, as representatives of the several underwriters named on Schedule I thereto.

We have examined the Registration Statement, together with the exhibits thereto and the documents incorporated by reference therein; the prospectus, dated January 19, 2017, together with the documents incorporated by reference therein, filed with the Registration Statement (the “Prospectus”); the preliminary prospectus supplement, dated April 24, 2017, in the form filed with the Commission pursuant to Rule 424(b) of the Securities Act relating to the offering of the Shares; and the final prospectus supplement, dated April 26, 2017, in the form filed with the Commission pursuant to Rule 424(b) of the Securities Act relating to the offering of the Shares (together with the Prospectus, the “Prospectus Supplement”). In addition, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such other instruments, documents, certificates and records which we have deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; (iii) the truth, accuracy and completeness of the information, representations and warranties contained in the instruments, documents, certificates and records we have reviewed; (iv) the Underwriting Agreement has been duly authorized and validly executed and delivered by the parties thereto (other than the Company and the Selling Stockholders); (v) that the shares of Common Stock will be issued and sold in compliance with applicable U.S. federal and state securities laws and in the manner stated in the Registration Statement and the Prospectus Supplement; and (vi) the legal capacity of all natural persons.  As to any facts material to the opinions expressed herein that were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company and of the Selling Stockholders.

We express no opinion herein as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware (including the statutory provisions and all applicable judicial decisions interpreting those laws) and the federal laws of the United States of America, as such are in effect on the date hereof, and we have made no inquiry into, and we express no opinion as to, the statutes, regulations, treaties, common laws or other laws of any other nation, state or jurisdiction.

We express no opinion as to (i) the effect of any bankruptcy, insolvency, reorganization, arrangement, fraudulent conveyance, moratorium or other similar laws relating to or affecting the rights of creditors generally, (ii) rights to indemnification and contribution which may be limited by applicable law or equitable principles, or (iii) the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, the effect of judicial discretion and the possible unavailability of specific performance, injunctive relief or other equitable relief, and the limitations on rights of acceleration, whether considered in a proceeding in equity or at law.

On the basis of the foregoing, we are of the opinion that:

1.              The Company Shares, when issued, delivered and paid for in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

2.              The Company Shares, when issued, delivered and paid for in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and we consent to the reference of our name under the caption “Legal Matters” in the prospectus forming part of the Registration Statement.  In giving such consent, we do not believe that we are “experts” within the meaning of such term as used in the Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI

Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati, P.C.